Morgan Stanley Managed Futures DKR I, LLC Financial Statements with Report of Independent Auditors For the Period from August 1, 2007 (commencement of operations) to December 31, 2007

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA

Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

MORGAN STANLEY MANAGED FUTURES DKR I, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Managed Futures DKR I, LLC

We have audited the accompanying statement of financial condition of Morgan Stanley Managed Futures DKR I, LLC (the “Trading Company”), including the condensed schedule of investments, as of December 31, 2007 and the related statements of operations, changes in members’ capital, and cash flows for the period from August 1, 2007 (commencement of operations) to December 31, 2007. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Managed Futures DKR I, LLC, at December 31, 2007, the results of its operations, changes in members’ capital, and cash flows for the period from August 1, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
March 27, 2008

Member of Deloitte Touche Tohmatsu

Morgan Stanley Managed Futures DKR I, LLC

Statement of Financial Condition

December 31, 2007
$
ASSETS
Trading Equity:
Unrestricted cash	5,615,283
Restricted cash	458,096

Total Cash	6,073,379

Net unrealized gain on open contracts (MS&Co.)	61,099
Net unrealized loss on open contracts (MSIP)	(21,903)

Total net unrealized gain on open contracts	39,196

Total Trading Equity	6,112,575

Interest receivable (MS&Co.)	16,667

Total Assets	6,129,242

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES
Options written (premiums received $59,818)	75,542
Accrued management fees	9,929
Accrued administrative fees	1,738
Accrued incentive fees	1,267

Total Liabilities	88,476

MEMBERS’ CAPITAL
Managing Member	3,728,997
Non-Managing Members	2,311,769

Total Members’ Capital	6,040,766

Total Liabilities and Members’ Capital	6,129,242

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures DKR I, LLC

Statement of Operations

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007
$
INVESTMENT INCOME
Interest income (MS&Co.)	84,799

EXPENSES
Management fees	46,518
Brokerage fees	11,171
Administrative fees	8,141
Incentive fees	1,267

Total Expenses	67,097

NET INVESTMENT INCOME	17,702

TRADING RESULTS
Trading profit:
Realized	32,483
Net change in unrealized	23,472

Total Trading Results	55,955

NET INCOME	73,657

Net Income Allocation
Managing Member	43,997
Non-Managing Members	29,660

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures DKR I, LLC

Statement of Changes in Members’s Capital

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007

	Managing Member	Non-Managing Members	Total
	$	$	$
Members’ Capital,
Initial Contribution, August 1, 2007	4,110,000	908,292	5,018,292
Capital Contributions	—	1,373,817	1,373,817
Net Income	43,997	29,660	73,657
Capital Withdrawals	(425,000)	—	(425,000)

Members’ Capital,
December 31, 2007	3,728,997	2,311,769	6,040,766

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures DKR I, LLC

Statement of Cash Flows

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007
$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	73,657
Noncash item included in net income:
Net change in unrealized	(23,472)
Increase in operating assets:
Restricted cash	(458,096)
Interest receivable (MS&Co.)	(16,667)
Increase in operating liabilities:
Premiums received from options written	59,818
Accrued management fees	9,929
Accrued administrative fees	1,738
Accrued incentive fees	1,267

Net cash used for operating activities	(351,826)

CASH FLOWS FROM FINANCING ACTIVITIES
Initial contributions	5,018,292
Capital contributions	1,373,817
Capital withdrawals	(425,000)

Net cash provided by financing activities	5,967,109

Net increase in unrestricted cash	5,615,283
Unrestricted cash at beginning of period	—

Unrestricted cash at end of period	5,615,283

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures DKR I, LLC

Condensed Schedule of Investments

December 31, 2007

Futures Contracts:	Long Unrealized Gain/(Loss)	Percentage of Members’ Capital	Short Unrealized Loss	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
2007 Members’ Capital: $6,040,766	$	%	$	%	$
Commodity	106,821	1.77	(2,008)	(0.03)	104,813
Equity	—	—	(2,612)	(0.04)	(2,612)
Foreign currency	(21,946)	(0.36)	(36,986)	(0.62)	(58,932)
Interest rate	(6,312)	(0.11)	(1,315)	(0.02)	(7,627)

Grand Total:	78,563	1.30	(42,921)	(0.71)	35,642

Unrealized Currency Gain					3,554

Total Net Unrealized Gain					39,196

	Fair Value	Percentage of Members’ Capital
	$	%
Options purchased on Futures Contracts	—	—
Options purchased on Forward Contracts	—	—
Options written on Futures Contracts	—	—
Options written on Forward Contracts	75,542	1.25

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007

1. Summary of Significant Accounting Policies

Organization – Morgan Stanley Managed Futures DKR I, LLC (the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2007. Demeter Management Corporation (“Demeter”) is the Managing Member and the trading manager of the Trading Company. Demeter has retained DKR Fusion Management L.P. (“DKR” or the “Trading Advisor”) to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodities interests, including, but not limited to, foreign currencies, financial instruments, mortgage-backed securities, and money market instruments (collectively, “Futures Interests”) on behalf of the Trading Company. Each member invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of DKR, an unaffiliated Trading Advisor, to make investment decisions for the Trading Company. As of December 31, 2007, Morgan Stanley Managed Futures LV, L.P. (a Delaware Limited Partnership) and Demeter (collectively, the “Members”) were the only members of the Trading Company.

The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market. The buyer has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific Futures Interest or underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the market price of the underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can lose an unlimited amount.

Premiums received/paid from writing/purchasing options are recorded as liabilities/assets on the Statement of Financial Condition and are subsequently adjusted to current values. The difference between the current value of an option and the premium received/paid is treated as an unrealized gain or loss.

The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements (continued)

Revenue Recognition – Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the net change in unrealized on open contracts from one period to the next on the Statement of Operations. Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month.

The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Trading Company Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, brokerage fees that would be payable upon the closing of open Futures Interests positions, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statement of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at market and calculated as the difference between original contract value and market value; and if any, (c) options purchased at fair value. Options written at fair value are recorded in Liabilities.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company’s Statement of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements (continued)

Restricted and Unrestricted Cash – The Trading Company’s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statement of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options and offset losses on offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage Fee – The Trading Company pays brokerage fees to MS&Co. Brokerage fees and transaction costs are accrued on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members.

Administrative Fee – The Trading Company pays MS&Co. a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to  1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Capital Contributions – Each Member made an initial capital contribution into the Trading Company. Additional capital contributions by the Members may be made monthly pending Demeter’s approval. Such capital contribution will increase each Member’s pro rata share of the Trading Company’s Members’ Capital.

Demeter initially invested capital directly in the Trading Company. Demeter may redeem all or a portion of its investment at its sole discretion without notice to the Members once it believes a sufficient amount of assets has been raised from its Members to sustain the Trading Advisor’s trading program. All capital investments by Demeter will participate on the same terms as the investments made by the Members in the Trading Company. At December 31, 2007, Demeter’s investment in the Trading Company was $3,728,997. As of March 31, 2008, Demeter has redeemed all of its initial capital investment in the Trading Company.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member’s pro rata share of the Trading Company’s Members’ Capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of the Managing Member. No distributions have been made to date. The Managing Member does not intend to make any distributions.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes.

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements (continued)

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1) The sole determination of Demeter; or

(2) The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3) The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

New Accounting Developments – In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 became effective for the Trading Company as of August 1, 2007. The Trading Company has determined that the adoption of FIN 48 did not have a material impact on the Trading Company’s financial statements. The Trading Company files U.S. federal and state tax returns. 2007 tax year remains subject to examination by U.S. federal and most state tax authorities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Trading Company as of January 1, 2008. The impact to the Trading Company’s financial statements, if any, is currently being assessed.

2. Trading Advisor

Demeter has retained DKR to make all trading decisions for the Trading Company.

Fees paid to DKR by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee – The Trading Company pays DKR a monthly management fee based on a percentage of average net assets as described in the advisory agreement among Morgan Stanley Managed Futures DKR I, LLC, Demeter and DKR.

Incentive Fee – The Trading Company pays DKR a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from futures, forwards, and options trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When a Trading Advisor experiences losses with respect to the Members’ Capital as of the end of a calendar month, the Trading Advisor must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements (continued)

3. Financial Instruments

The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The exchange-traded contracts are accounted for on a trade-date basis and fair valued on a daily basis. The off-exchange-traded contracts are periodically fair valued.

The Trading Company accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133”). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:

(1) One or more underlying notional amounts or payment provisions;

(2) Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors;

(3) Terms require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, 2007, reported as a component of “Trading Equity” on the Statement of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Period	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
2007	$110,398	$(71,202)	$39,196	Sep. 2008	Mar. 2008

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements (continued)

4. Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with the Futures Interests and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

The rapid fluctuations in the market prices of the Futures Interests in which the Trading Company invests make the Member’s investment volatile. If DKR incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although DKR will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the futures commission merchants or the counterparties with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty.

Morgan Stanley Managed Futures DKR I, LLC

Notes to Financial Statements (concluded)

5. Financial Highlights

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007
RATIOS TO AVERAGE MEMBERS’ CAPITAL:(1)(2)
Net Investment Income	0.54%
Expenses before Incentive Fees	2.94%
Expenses after Incentive Fees	3.01%
Net Income	1.79%
TOTAL RETURN BEFORE INCENTIVE FEES(3)	1.10%
TOTAL RETURN AFTER INCENTIVE FEES(3)	1.00%

(1)	Ratios have been annualized, with the exception of incentive fees and the net income ratio.
(2)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.
(3)	Total return has not been annualized and is calculated for the non-managing Members based on the average non-managing Members’ Capital.